Exhibit 99.1

LENCO MOBILE INC. (LNCM:PK) Announces Appointment of New Board Members.

Wednesday, March 2nd 2011

SANTA BARBARA, California. Lenco Mobile Inc. (LNCM:PK) today announced the appointment of two additional independent directors to the board of directors and the resignation of Jonathan Fox from the Board of Directors.

Making the announcement, Michael Levinsohn CEO and President of Lenco Mobile Inc. said “It is my pleasure to formally welcome James Liang and Philip Harris to our board. Jim and Phil have significant international experience in both technology and investment banking, and their participation as members of our board will benefit the company and its shareholders.

Jonathan Fox has resigned from the Board of Directors in order for us to have a majority of independent directors, which would allow us to meet the board composition requirements for listing on a national stock exchange.  Jonathan remains an officer of Lenco Mobile Inc. and continues to lead our South African operations,” added Levinsohn.

About Jim Liang: James L. Liang brings to Lenco Mobile strategy, finance and corporate development expertise gained from working with large, global companies.  From 2008 to 2011, Mr. Liang served as SVP of Strategy and Corporate Development at Amdocs, Ltd (NYSE: DOX) a global provider of software and services for billing, customer relationship management and operations support systems.  From January 2005 to July 2008, Jim Liang served as the Chief Strategy Officer for IBM Corporation’s $30+ billion Global Technology Services (GTS) Division.  Prior to joining IBM, Mr. Liang spent 21 years as an investment banker working exclusively with technology companies on a broad range of financing and strategic assignments including twelve years at Morgan Stanley, where he was the Head of the Global Technology Banking Group.  Mr. Liang is a graduate of Phillips Exeter Academy, Brown University (Sc.B. in Applied Mathematics/Economics) and The University of Chicago Graduate School of Business (MBA in Finance/Marketing).

About Phil Harris: Philip B. Harris is an experienced entrepreneur with a strong track record of operating, advising and investing in technology and healthcare companies.  From 2007 to 2010, Mr. Harris was a Managing Director and Founding Principal of Maren Group, LLC which focused on select advisory projects and managing its corporate investments.  Prior to founding Maren Group, Mr. Harris started a financial advisory firm, Alterity Partners, which specialized in mergers and acquisitions advisory in the technology and healthcare industries. The firm grew rapidly and was sold to First Horizon National (formerly First Tennessee Bank) where Mr. Harris continued to serve business until 2007. Previous to Alterity Partners, he held a variety of operating roles at priceline.com (SVP of Corporate Development), Cendant Corporation (GM of Interactive Services) and Nordson Corporation (Director of Marketing). Mr. Harris received a B.S. in Finance from Ohio State University and an M.B.A. from Harvard Business School.

About Lenco Mobile Inc.

Lenco Mobile Inc. is a global developer, owner, and operator of proprietary advertising and technical platforms primarily for the high growth mobile and online marketing sectors.  The platforms provide customers including leading wireless carriers and consumer brands with turnkey solutions to attract retain and monetize relationships with consumers.  Lenco Mobile offers brand owners the ability to design, manage, and execute mobile-based marketing campaigns through MMS messaging with improved messaging throughput, better quality, and reduced bandwidth usage on a per message basis.    In addition to proprietary MMS messaging solutions, the Company offers products and services such as Mobi Sites, mobile greeting cards, mobile statements, high-volume internet and mobile ad-impression serving, loyalty programs, online support, and search and database marketing. The Company is headquartered in the U.S. and has operations in South Africa, South Korea, Singapore, Australia, the United Kingdom and Mexico.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Senior Managing Director
310-954-1100

Denise Garcia, denise.garcia@icrinc.com
Senior Vice President
203-682-8335